CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside Securities due 2009	$4,894,000	$192.33

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 671 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated May 22, 2008
Rule 424(b)(2)
$4,894,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

PLUS due September 30, 2009
Based on the Performance of a Hybrid Basket Composed of Fourteen Stocks, Shares of the iShares® MSCI Emerging Markets Index Fund and Three Precious Metals (the “PLUS”)
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of PLUS that you hold, an amount in cash based upon the performance, as determined at maturity, of a weighted basket composed of the common stocks of Apple, Inc., Costco Wholesale Corporation, CSX Corporation, Deere & Company, The Walt Disney Company, EOG Resources, Inc., Freeport-McMoRan Copper & Gold, Inc., First Solar, Inc., Gilead Sciences, Inc., Lincoln National Corporation, MasterCard Incorporated (Class A common stock), Merrill Lynch & Co., Inc., QUALCOMM Incorporated and T. Rowe Price Group, Inc., which we refer to collectively as the basket stocks, shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the emerging markets shares, and gold, silver and platinum, which we refer to as the basket commodities, each of which we refer to as a basket component and together as the basket components.
•	The stated principal amount of each PLUS is $10.
•	We will not pay interest on the PLUS.
•	At maturity, you will receive an amount per PLUS based on the performance of the basket.
º
If the basket percent increase is positive you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to $10 plus the leveraged upside payment.  The leveraged upside payment will equal $10 times the basket percent increase times 133%, which we refer to as the leverage factor, subject to a maximum total payment at maturity, which is $13.00 per PLUS, or 130% of the stated principal amount.

º
If the basket performance factor is less than or equal to 100%, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to (i) $10 times (ii) the basket performance factor, which will be an amount less than or equal to, and possibly significantly less than, the $10 stated principal amount of the PLUS.

•
The basket percent increase will equal the sum of the products of (i) the respective final price for each basket component minus the respective initial price for such basket component divided by the initial price of such basket component times (ii) the respective basket weighting for such basket component.

º
The initial price for each basket component is (i) in the case of each of the basket stocks, the closing price of one share of such basket stock on the pricing date, (ii) in the case of the emerging markets shares, the closing price of one share of the emerging markets shares on the pricing date, (iii) in the case of the gold, the afternoon fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market, on the trading day immediately following the pricing date, (iv) in the case of silver, the fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market on the trading day immediately following the pricing date and (v) in the case of platinum, the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. Dollars, as calculated by the LPPM on the trading day immediately following the pricing date, in each case subject to a market disruption event with respect to such basket component on the pricing date.  See “Summary of Pricing Supplement—Basket—Initial Price” on PS-3 for the actual initial prices.

º
The final price for each basket component will equal (i) in the case of each of the basket stocks, the closing price of one share of such basket stock on the valuation date times the respective adjustment factor for such basket stock on such date, (ii) in the case of the emerging markets shares, the closing price of one share of the emerging markets shares on the valuation date times the adjustment factor for the emerging markets shares on such date, and (iii) in the case of each basket commodity, the price corresponding to that set out in the definition of initial price, each as determined on the valuation date, in each case subject to a market disruption event with respect to such basket component on the valuation date.

º
The adjustment factor for each of the basket stocks and the emerging markets shares is initially set at 1.0 and may be adjusted to reflect certain corporate events relating to the basket stocks or the emerging markets shares, as applicable.

º	The valuation date will be September 24, 2009, subject to postponement for each basket component separately in the event of a market disruption event.
•
The basket performance factor will equal the sum of the products of (i) the final price for each basket component divided by the respective initial price for such basket component times (ii) the respective basket weighting for such basket component.

•	The basket weightings are 2.38% for each of the basket stocks, 33.33% for the emerging markets shares and 11.11% for each of gold, silver and platinum.
•	Investing in the PLUS is not equivalent to investing in the basket or the basket components.
•	The PLUS will not be listed on any securities exchange.
•	The CUSIP number for the PLUS is 617480470.
You should read the more detailed description of the PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”
The PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-14.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$10	$0.125	$9.875
Total	$4,894,000	$61,175	$4,832,825
(1)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”
The PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the PLUS at maturity is based on the performance, as determined at maturity, of a weighted basket composed of the common stocks of Apple, Inc., Costco Wholesale Corporation, CSX Corporation, Deere & Company, The Walt Disney Company, EOG Resources, Inc., Freeport-McMoRan Copper & Gold, Inc., First Solar, Inc., Gilead Sciences, Inc., Lincoln National Corporation, MasterCard Incorporated (Class A common stock), Merrill Lynch & Co., Inc., QUALCOMM Incorporated and T. Rowe Price Group, Inc., which we refer to collectively as the basket stocks, shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the emerging markets shares, and gold, silver and platinum, which we refer to as the basket commodities, each of which we refer to as a basket component and together as the basket components.
 “iShares®” is a registered trademark of Barclays Global Investors, N.A.  “Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Each PLUS costs $10
We, Morgan Stanley, are offering Performance Leveraged Upside SecuritiesSM due September 30, 2009, Based on the Performance of a Hybrid Basket Composed of Fourteen Stocks, Shares of the iShares® MSCI Emerging Markets Index Fund and Three Precious Metals (the “PLUS”).  The stated principal amount and issue price of each PLUS is $10.

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

The PLUS do not guarantee return of any of the principal; no interest
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee the return of any principal at maturity.  If the basket has declined in value we will pay to you an amount in cash per PLUS that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial value.  The scheduled valuation date, with respect to any basket component, may be postponed in the event of a market disruption event as described in “Description of PLUS—Valuation Date.”

The basket
We have designed the PLUS to provide investors with exposure to a basket of stocks, the equities markets of emerging markets countries and to precious metals.  The following table sets forth the basket components, and the initial price and the percentage weighting of each basket component within the basket:

Basket Component	Initial price	Percentage Weight of Basket Value
Common stock of Apple Inc. (“Apple”)	177.05	2.38%
Common stock of Costco Wholesale Corporation (“Costco”)	70.76	2.38%
Common stock of CSX Corporation (“CSX”)	67.55	2.38%
Common stock of Deere & Company (“Deere”)	80.95	2.38%
Common stock of The Walt Disney Company (“Disney”)	33.61	2.38%
Common stock of EOG Resources, Inc. (“EOG”)	136.70	2.38%
Common stock of Freeport-McMoRan Copper & Gold, Inc. (“Freeport”)	119.09	2.38%
Common stock of First Solar, Inc. (“First Solar”)	271.43	2.38%
Common stock of Gilead Sciences, Inc. (“Gilead”)	53.69	2.38%

Common stock of Lincoln National Corporation (“Lincoln”)	54.75	2.38%
Common stock of MasterCard Incorporated (“MasterCard”)	275.90	2.38%
Common stock of Merrill Lynch & Co., Inc. (“Merrill”)	44.50	2.38%
Common stock of QUALCOMM Incorporated (“Qualcomm”)	45.87	2.38%
Common stock of T. Rowe Price Group, Inc. (“T. Rowe Price”)	58.79	2.38%
Shares of the iShares® MSCI Emerging Markets Index Fund (the “emerging markets shares”)	151.33	33.33%
Gold	927.50	11.11%
Silver	1,810.00	11.11%
Platinum	2,182.00	11.11%

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the weighted basket, as measured by the basket percent increase or the basket performance factor, as applicable.  The basket percent increase will equal the sum of the products of (i) the respective final price for each basket component minus the respective initial price for such basket component divided by the initial price of such basket component times (ii) the respective basket weighting for such basket component.  The basket performance factor, which will be used to measure your return when the value of the weighted basket has declined over the term of the PLUS, will equal the sum of the products of the respective final price for each basket component divided by the respective initial price for each such basket component times the applicable basket component weighting.  The payment at maturity will be determined on the valuation date as follows:

• If the basket percent increase is positive, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to:
$10 + the leveraged upside payment,
where,
leveraged upside payment = ($10 x basket percent increase x leverage factor)
where,

basket percent increase  =   The sum of the products of (x) the final price for each basket component minus the respective initial price for such basket component divided by the initial price of such basket component times (y) the basket component weighting for such basket component.  Each such product for a basket component may be expressed by the following formula:

and

leverage factor  = 133%.

The initial prices equal:

(i)    in the case of each of the basket stocks, the closing price of one share of such basket stock on the pricing date,

(ii)   in the case of the emerging markets shares, the closing price of one share of the emerging markets shares on the pricing date,

(iii)   in the case of the gold, the afternoon fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market, on the trading day immediately following the pricing date,

(iv)  in the case of silver, the fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market on the trading day immediately following the pricing date, and

(v)   in the case of platinum, the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. Dollars, as calculated by the LPPM on the trading day immediately following the pricing date.

The final prices will equal:
(i)    in the case of each of the basket stocks, the closing price of one share of such basket stock on the valuation date times the respective adjustment factor for such basket stock on such date,

(ii)   in the case of the emerging markets shares, the closing price of one share of the emerging markets shares on the valuation date times the adjustment factor for the emerging markets shares on such date,

(iii)   in the case of the gold, the afternoon fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market, on the valuation date,

(iv)  in the case of silver, the fixing price per troy ounce of Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market on the valuation date, and

(v)   in the case of platinum, the afternoon fixing price per troy ounce gross of Platinum for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. Dollars, as calculated by the LPPM on the valuation date.

The respective adjustment factors with respect to the basket stocks and the emerging markets shares are initially set at 1.0 and are subject to change upon certain events affecting the basket stocks or the emerging markets shares as applicable.

The final price of the basket components will be based on the prices of the basket components on the valuation date.  The scheduled basket valuation date is September 24, 2009.  If, however, with respect to any basket component, the scheduled valuation date is not a trading day or if a market disruption event occurs with respect to a basket component on the valuation date, the basket valuation date will be postponed, only with respect to the affected basket component, to the next trading day on which no market disruption event occurs with respect to that basket component.  If due to a market disruption event the final price for any basket component has not been determined on the third trading day following the scheduled valuation date, the calculation agent will determine the final price for that basket component as set out in the section of this pricing supplement called “Description of PLUS—Final Price.”  If due to a market disruption event or otherwise, the valuation date is postponed to less than two trading days prior to the scheduled maturity date, the maturity date will be postponed until the second trading day following the final valuation date with respect to any basket component.  See the section of this pricing supplement called “Description of PLUS—Maturity Date.”

Because the performance of the basket components may not be highly correlated, negative performances by any one or more of the basket components could wholly offset positive performances by other basket components.

• If the basket performance factor is less than 100%, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to:
$10 x the basket performance factor
where,

The basket performance factor  =  The sum of the products of (x) the final prices for each basket component divided by the respective initial price for such basket component times (y) the respective basket component weighting for such basket component.  Each such product may be expressed by the following formula:

Because the basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

On PS-9, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a range of hypothetical basket performance factors and basket percent increases.  The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2003

(except in the cases of the emerging markets shares, which commenced trading on April 11, 2003, First Solar, which commenced trading on November 11, 2006 and MasterCard, which commenced trading on May 24, 2006) through May 22, 2008 (or May 23, 2008 in the cases of gold, silver and platinum), and a graph of the historical performance of the basket for the period from November 11, 2006 to May 22, 2008 (assuming that each of the basket components is weighted in the basket as described in “Description of PLUS—Basket”) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

Investing in the PLUS is not equivalent to investing in the basket or any of the basket components.
The PLUS may come to be based on the value of the common stock of companies other than Apple, Costco, CSX, Deere, Disney, EOG, Freeport, First Solar, Gilead, Lincoln, MasterCard, Merrill, Qualcomm and T. Rowe Price

Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to the issuer of the basket stock.  Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, you will receive at maturity an amount based on the closing price of the common stocks of three companies in the same industry group as Apple, Costco, CSX, Deere, Disney, EOG, Freeport, First Solar, Gilead, Lincoln, MasterCard, Merrill, Qualcomm or T. Rowe Price in lieu of, or in addition to, such basket stock, as applicable.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of PLUS—Antidilution Adjustments.”  You should read this section in order to understand these and other adjustments that may be made to your PLUS.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial price for each basket component and will determine the final price of each basket component, whether a market disruption event has occurred and will calculate the basket percent increase or the basket performance factor and the payment to you at maturity, and, under certain circumstances, the closing values of the basket components.

Where you can find more information on the PLUS
The PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the PLUS, you should read the “Description of PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.”  The tax treatment of investments in equity and commodity-linked notes such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of PLUS—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical percentage changes in the value of the basket.  The graph is based on the following terms:

•	Stated principal amount per PLUS: $10

•	Leverage factor: 133%

•	Maximum payment at maturity: $13.00 per PLUS

Where the basket percent increase is positive, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment.  Where the basket performance factor is less than or equal to 100%, the payout on the PLUS at maturity reflected in the graph below is equal to $10 multiplied by the basket performance factor, and is consequently an amount less than or equal to the $10 stated principal amount of each PLUS.  The graph does not show every situation that may occur.

In the hypothetical graph above, you will realize the maximum payment at maturity when the basket has appreciated to approximately 122.56% of it’s initial value.  In addition, you will not share in any further appreciation of the basket if the basket appreciates above 130% of its initial value.  The graph does not show every situation that may occur.

Calculation of Payment at Maturity

Below is an example of how to calculate the payment at maturity if the basket percent increase is positive based on the leverage factor and the hypothetical data in the respective table below.  The initial and final prices below are hypothetical and do not reflect the actual initial or final prices.

Basket Percent Increase Example

Leverage factor = 133%
Basket Component	% Weight in Basket	Hypothetical Initial price	Hypothetical Final price	Percentage Change
Apple	2.38%	$190	$199.50	+ 5%
Costco	2.38%	$74	$77.70	+ 5%
CSX	2.38%	$66	$69.30	+ 5%
Deere	2.38%	$84	$88.20	+ 5%
Disney	2.38%	$35	$36.75	+ 5%
EOG	2.38%	$136	$142.80	+ 5%
Freeport	2.38%	$119	$124.95	+ 5%
First Solar	2.38%	$307	$322.35	+ 5%
Gilead	2.38%	$53	$55.65	+ 5%
Lincoln	2.38%	$55	$57.75	+ 5%
MasterCard	2.38%	$287	$301.35	+ 5%
Merrill	2.38%	$50	$52.50	+ 5%
Qualcomm	2.38%	$45	$47.25	+ 5%
T. Rowe Price	2.38%	$64	$67.20	+ 5%
emerging markets shares	33.33%	$153	$160.65	+ 5%
gold	11.11%	$881	$925.05	+ 5%
silver	11.11%	1,660¢	1,743¢	+ 5%
platinum	11.11%	$2,065	$2,168.25	+ 5%

Basket Percentage Increase = (x) the final price for each basket component minus the respective initial price for such basket component divided by the initial price of such basket component times (y) the basket component weighting for such basket component:

[(final Apple price – initial Apple price) / initial Apple price]  x  2.38%; plus

[(final Costco price – initial Costco price) / initial Costco price] x 2.38%; plus

[(final CSX price – initial CSX price) / initial CSX price] x 2.38%; plus

[(final Deere price – initial Deere price) / initial Deere price] x 2.38%; plus

[(final Disney price – initial Disney price) / initial Disney price] x 2.38%; plus

[(final EOG price – initial EOG price) / initial EOG price] x 2.38%; plus

[(final Freeport price – initial Freeport price) / initial Freeport price] x 2.38%; plus

[(final First Solar price – initial First Solar price) / initial First Solar price] x 2.38%; plus

[(final Gilead price – initial Gilead price) / initial Gilead price] x 2.38%; plus

[(final Lincoln price – initial Lincoln price) / initial Lincoln price] x 2.38%; plus

[(final MasterCard price – initial MasterCard price) / initial MasterCard price] x 2.38%; plus

[(final Merrill price – initial Merrill price) / initial Merrill price] x 2.38%; plus

[(final Qualcomm price – initial Qualcomm price) / initial Qualcomm price] x 2.38%; plus

[(final T. Rowe Price price – initial T. Rowe Price price) / initial T. Rowe Price price] x 2.38%; plus

[(final emerging markets shares price – initial emerging markets shares price) / initial emerging markets shares price] x 33.33% plus

[(final gold price – initial gold price) / initial gold price]  x  11.11%; plus

[(final silver price – initial silver price) / initial silver price]  x  11.11%; plus

[(final platinum price – initial platinum price) / initial platinum price]  x  11.11%

So, using the final prices above, the sum of the final price minus initial price divided by initial price times basket weighting for each basket component equals:

Apple =  [($199.50 – $190) / $190] x 2.38%  = 0.119%; plus

Costco =  [($77.70 – $74) / $74] x 2.38%  = 0.119%; plus

CSX =  [($69.30 – $66) / $66] x 2.38%  = 0.119%; plus

Deere =  [($88.20 – $84) / $84] x 2.38%  = 0.119%; plus

Disney =  [($36.75 – $35) / $35] x 2.38%  = 0.119%; plus

EOG =  [($142.80 – $136) / $136] x 2.38%  = 0.119%; plus

Freeport =  [($124.95 – $119) / $119] x 2.38%  = 0.119%; plus

First Solar =  [($322.35 – $307) / $307] x 2.38%  = 0.119%; plus

Gilead =  [($55.65 – $53) / $53] x 2.38%  = 0.119%; plus

Lincoln =  [($57.75 – $55) / $55] x 2.38%  = 0.119%; plus

MasterCard =  [($301.35 – $287) / $287] x 2.38%  = 0.119%; plus

Merrill =  [($52.50 – $50) / $50] x 2.38%  = 0.119%; plus

Qualcomm =  [($47.25 – $45) / $45] x 2.38%  = 0.119%; plus

T. Rowe Price =  [($67.20 – $64) / $64] x 2.38%  = 0.119%; plus emerging market shares = [($160.65 – $153) / $153] x 33.33%  = 1.667%; plus gold =  [($925.05 – $881) / $881] x 11.11%  = .556%; plus

silver =  [(1,743¢ – 1,660¢) / 1,660¢] x 11.11%  = .556%; plus platinum = [($2,168.25 – $2,065) / $2,065] x 11.11%  = .556%

which equals

basket percentage increase   =   5%

The leveraged upside payment will equal (i) $10 times (ii) the basket percentage increase times (iii) the leverage factor, or:

$10   x   5%   x   133%   =   $0.665

The payment at maturity will equal $10 plus the leveraged upside payment, or:

$10   +   $0.665   =   $10.665

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the respective tables below.  The initial and final prices below are hypothetical and do not reflect the actual initial or final prices.

The basket performance factor is less than 100%
Basket Component	% Weight in Basket	Hypothetical Initial price	Hypothetical Final price	Percentage Change
Apple	2.38%	$190	$199.50	+ 5%
Costco	2.38%	$74	$70.30	- 5%
CSX	2.38%	$66	$62.70	- 5%
Deere	2.38%	$84	$88.20	+ 5%
Disney	2.38%	$35	$36.75	+ 5%
EOG	2.38%	$136	$129.20	- 5%
Freeport	2.38%	$119	$113.05	- 5%
First Solar	2.38%	$307	$322.35	+ 5%
Gilead	2.38%	$53	$55.65	+ 5%
Lincoln	2.38%	$55	$52.25	- 5%
Mastercard	2.38%	$287	$272.65	- 5%
Merrill	2.38%	$50	$52.50	+ 5%
Qualcomm	2.38%	$45	$42.75	- 5%
T. Rowe Price	2.38%	$64	$67.20	+ 5%
emerging markets shares	33.33%	$153	$114.75	- 25%
gold	11.11%	$881	$942.67	+ 7%
silver	11.11%	1,660¢	1,776.20¢	+ 7%
platinum	11.11%	$2,065	$2,209.55	+ 7%

Basket Performance Factor = (x) the final price for each basket component divided by the initial price of such basket component times (y) the basket component weighting for such basket component:

(final Apple price / initial Apple price)  x  2.38%; plus

(final Costco price / initial Costco price)  x  2.38%; plus

(final CSX price / initial CSX price)  x  2.38%; plus

(final Deere price / initial Deere price)  x  2.38%; plus

(final Disney price / initial Disney price)  x  2.38%; plus

(final EOG price / initial EOG price)  x  2.38%; plus

(final Freeport price / initial Freeport price)  x  2.38%; plus

(final First Solar price / initial First Solar price)  x  2.38%; plus

(final Gilead price / initial Gilead price)  x  2.38%; plus

(final Lincoln price / initial Lincoln price)  x  2.38%; plus

(final MasterCard price / initial MasterCard price)  x  2.38%; plus

(final Merrill price / initial Merrill price)  x  2.38%; plus

(final Qualcomm price / initial Qualcomm price)  x  2.38%; plus

(final T. Rowe Price price / initial T. Rowe Price price)  x  2.38%; plus

(final emerging markets shares price / initial emerging markets shares price)  x  33.33%; plus

(final gold price / initial gold price)  x  11.11%; plus

(final silver price / initial silver price)  x  11.11%; plus

(final platinum price / initial platinum price)  x  11.11%

So, using the final prices above, the sum of the final price divided by initial price times basket weighting for each basket component equals:

Apple = ($199.50 / 190) x 2.38%  = 2.5%; plus

Costco= ($70.30 / 74) x 2.38%  = 2.26%; plus

CSX= ($62.70 / 66) x 2.38%  = 2.26%; plus

Deere = ($88.20 / $84) x 2.38%  = 2.5%; plus

Disney = ($36.75 / $35) x 2.38%  = 2.5%; plus

EOG =  ($129.20 / $136) x 2.38%  = 2.26%; plus

Freeport =  ($113.05 / $119) x 2.38%  = 2.26%; plus

First Solar = ($322.35 / $307) x 2.38%  = 2.5%; plus

Gilead =  ($55.65 / $53) x 2.38%  = 2.5%; plus

Lincoln = ($52.25 / $55) x 2.38%  = 2.26%; plus

MasterCard = ($272.65 / $287) x 2.38%  = 2.26%; plus

Merrill = ($52.50 / $50) x 2.38%  = 2.5%; plus

Qualcomm = ($42.75 / $45) x 2.38%  = 2.26%; plus

T. Rowe Price = ($67.20 / $64) x 2.38%  = 2.5%; plus

emerging markets shares= ($114.75 / $153) x 33.33%  = 25%; plus gold = ($942.67 / $881) x 11.11%  = 11.89%; plus

silver = (1,776.20¢ / 1,660¢) x 11.11%  = 11.89%; plus

platinum = ($2,209.55 / $2,065) x 11.11%  = 11.89%

which equals

basket performance factor   =   94%

In the above example, the final prices of ten of the basket components—seven of the basket stocks and all three basket commodities, (with a combined weighting of 50% of the basket)—are each higher than their respective initial prices, but the final prices of the other basket components—the remaining seven basket stocks and the emerging markets shares (with a combined weighting of 50% of the basket)—are each lower than their initial prices.  Accordingly, although the final prices of half of the basket components have increased in value over their respective initial prices, the final prices of the other half have declined and, because they have declined further, their declines offset the increases in the other basket components and, consequently, the basket performance factor is less than 100%.  Therefore, the payment at maturity per PLUS will equal:

The stated principal amount of $10 times the basket performance factor; or

$10   x   94%   =   $9.40

Please review the table of the historical values of each of the basket components for each calendar quarter in the period from January 1, 2003 (except in the cases of the emerging markets shares, which commenced trading on April 11, 2003, MasterCard, which commenced trading on May 24, 2006 and First Solar, which commenced trading on November 11, 2006) through May 22, 2008 (or May 23, 2008 in the cases of gold, silver and platinum) and related graphs.  Please also review the graph of the historical performance of the basket for the period from November 11, 2006 through May 22, 2008 (with each of the basket components weighted in the basket as described in “Description of PLUS—Basket” at May 22, 2008) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket components during such period.  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the prices of any of the basket components will be offset by decreases in the prices of other basket components, based on their historical performance.

RISK FACTORS

The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity.  This section describes the most significant risks relating to the PLUS.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or guarantee return of principal
The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the stated principal amount of the PLUS at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the basket percent increase or the basket performance factor, as applicable.  If the value of the basket has increased over the term of the PLUS, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  If the value of the basket has decreased over the term of the PLUS, you will lose money on your investment; you will receive an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial value.  See “Hypothetical Payouts on the PLUS at Maturity” on PS–8.

Appreciation potential is limited
The appreciation potential of the PLUS is limited by the maximum payment at maturity of $13.00 or 130% of the stated principal amount.  Although the leverage factor provides 133% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 130% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value exceeds approximately 122.56% of the initial value of the basket.

The PLUS will not be listed
The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS.  MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.

Market price of the PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

•  the value of each of the basket components at any time,

• the volatility (frequency and magnitude of changes in value) of each of the basket components,
• interest and yield rates in the market,

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock or commodities markets generally and which may affect the final prices of the basket components,

• the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the MSCI Emerging Markets Index trade,
• trends of supply and demand for gold, silver and platinum at any time, as well as the effects of speculation or any government activity that could affect the precious metals markets,
• the time remaining until the PLUS mature,
• the occurrence of certain events affecting the basket stocks or the emerging markets shares that may or may not require an adjustment to their respective adjustment factors, and
• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if the values of the basket components at the time of sale are at or below their initial prices or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  The basket performance may be negative so that you will receive at maturity an amount that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial value.  In addition, there can be no assurance that there will be a positive basket percent increase so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS
MS & Co. and other affiliates of ours have carried out hedging activities related to the PLUS (and to other instruments linked to the basket components or the stocks underlying the MSCI Emerging Markets Index), including trading in the basket stocks and options on the basket stocks and on the stocks underlying the MSCI Emerging Markets Index and in swaps and futures contracts on the basket commodities. MS & Co. and some of our other subsidiaries also trade the basket components and other financial instruments related to the basket components and the MSCI Emerging Markets Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we price the PLUS for initial sale to the public could have increased the initial prices of the basket components and, therefore, the prices at which the basket components must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the prices of the basket components on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket components may offset
Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the basket components and the basket percent each other
increase and basket performance factor on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components. Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket components.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2003 (except in the cases of the emerging markets shares, which commenced trading on April 11, 2003, MasterCard, which commenced trading on May 24, 2006 and First Solar, which commenced trading on November 11, 2006) through May 22, 2008 (or May 23, 2008 in the cases of gold, silver and platinum) and a graph of the historical performance of the basket for the period from November 11, 2006 to May 22, 2008 (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on historical performance.  In addition, there can be no assurance that the basket percent increase will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.  If the basket performance factor is less than 100%, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and which could be significantly less.

There are risks associated with investments in securities indexed to the value of foreign equity securities
The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the emerging markets shares have been issued by companies in various emerging markets countries.  Investments in securities linked to the value of emerging markets equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Adjustments to the emerging markets shares or the MSCI Emerging Markets Index could adversely affect the value of the PLUS
Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  MSCI is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI can add, delete or substitute the stocks underlying the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund.  Any of these actions could adversely affect the price of the emerging markets shares and, consequently, the value of the PLUS.

The PLUS are subject to currency exchange rate risk
Because the price of the emerging markets shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index Fund, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the emerging markets currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the emerging markets shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

º  existing and expected rates of inflation;

º  existing and expected interest rate levels;

º  the balance of payments; and

º  the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Several factors have had and may in the future have an effect on the value of commodities
Investments, such as the PLUS, linked to the prices of commodities such as gold, silver and platinum, are considered speculative, and prices of commodities may fluctuate significantly over short periods for a variety of factors, including the principal factors set out below.  These factors may affect the price of gold, silver or platinum, and therefore of the PLUS, in varying and potentially inconsistent ways.

Specific commodities prices are volatile and are affected by numerous factors specific to each market
Gold

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.  The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.  From time-to-time, above-ground inventories of gold may also influence the market.

Silver

Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time-to-time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

Platinum

Platinum prices are primarily responsive to global supply and demand.  However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum.  Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, the Russian Federation and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries.  Platinum is used in a variety of industries and the automotive industry.  Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum.  Platinum is also used in the chemical industry, the electronics industry and the dental industry.  The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.

There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and
Gold and silver are traded on the London Bullion Market Association which we refer to as the LBMA, and platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The prices of the underlying commodities will be determined by reference to the fixing prices reported by the LBMA (in the case of gold and silver) and the LPPM (in the case of platinum).  The LBMA is a

Palladium Market
self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Basket stock prices are volatile
The trading prices of common stocks can be volatile.  Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the value of the basket stocks on the valuation date and the overall performance of the basket stocks over the term of the PLUS.

The adjustments to the adjustment factors the calculation agent is required to make do not cover every corporate event that can affect the basket stocks or the emerging markets shares
MS & Co., as calculation agent, will adjust the adjustment factor for a basket stock or the emerging markets shares for certain events affecting the basket stock or the emerging markets shares, as applicable, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock or the fund issuing the emerging markets shares, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks or the emerging markets shares.  For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or the emerging markets shares or anyone else makes a partial tender or partial exchange offer for that basket stock or for the emerging market shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the PLUS.

Morgan Stanley is not affiliated with the issuers of the basket stocks
We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the adjustment factors of the basket stocks.  The issuers of the basket stocks have no obligation to consider your interests as an investor in the PLUS in taking any corporate actions that might affect the value of your PLUS.  None of the money you pay for the PLUS will go to the issuers of the basket stocks.

Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests
We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks.  These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations.  Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

You have no shareholder rights
Investing in the PLUS is not equivalent to investing in the basket stocks or the stocks underlying the MSCI Emerging Markets Index.  As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the basket stocks, the emerging markets shares or the stocks underlying the MSCI Emerging Markets Index.  In addition, you do not have the right to exchange your PLUS for emerging markets shares at any time.

The PLUS may come to be based on the value of the common stock of companies other than Apple, Costco, CSX, Deere, Disney, EOG, Freeport, First Solar, Gilead, Lincoln, MasterCard, Merrill, Qualcomm and T. Rowe Price

Following certain corporate events relating to any basket stock, such as a merger event where holders of such basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the stock prices used to calculate your return on the PLUS will be based on the common stock of three companies in the same industry group as the affected basket stock in lieu of, or in addition to, such basket stock.  Following certain other corporate events, such as a stock-for-stock merger where the issuer of a basket stock is not the surviving entity, the stock prices used to calculate your return on the PLUS may be based on the common stock of a successor corporation to the issuer.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of PLUS—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the PLUS.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the PLUS.
As calculation agent, MS & Co. has determined the initial price of each basket component and will determine the final price of each basket component, the basket performance factor or the basket percent increase as applicable and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing price in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of PLUS—Market Disruption Event” and “—Discontinuance of the Emerging Markets Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation.”

The original issue price of the PLUS includes the agent’s commissions and certain costs of hedging our obligations under the PLUS.  The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Although the U.S. federal income tax consequences of an investment in the PLUS are uncertain, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Income Taxation” in this pricing supplement, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  In addition, it is possible that an investment in the PLUS could be treated as a “constructive ownership transaction” and all or a portion of any gain could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement, the potential application of the constructive ownership regime, and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “PLUS” refers to each $10 stated principal amount of our Performance Leveraged Upside SecuritiesSM due September 30, 2009, Based on the Performance of a Hybrid Basket Composed of Fourteen Stocks, Shares of the iShares® MSCI Emerging Markets Index Fund and Three Precious Metals.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$4,894,000

Pricing Date	May 22, 2008

Original Issue Date (Settlement Date)	May 30, 2008

Maturity Date	September 30, 2009, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled valuation date.

If due to a Market Disruption Event or otherwise, the Valuation Date for any Basket Component is postponed so that it falls less than two Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second Trading Day following such Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$10 per PLUS

Stated Principal Amount	$10 per PLUS

Denominations	$10 and integral multiples thereof

CUSIP Number	617480470

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The Basket consists of the following Basket Components weighted at their respective Basket Weightings as set forth in the following table:

Basket Component	Initial price	Percentage Weight of Basket Value
Common stock of Apple Inc. (“Apple”)	177.05	2.38%
Common stock of Costco Wholesale Corporation (“Costco”)	70.76	2.38%
Common stock of CSX Corporation (“CSX”)	67.55	2.38%
Common stock of Deere & Company (“Deere”)	80.95	2.38%
Common stock of The Walt Disney Company (“Disney”)	33.61	2.38%
Common stock of EOG Resources, Inc. (“EOG”)	136.70	2.38%

Basket Component	Initial price	Percentage Weight of Basket Value
Common stock of Freeport-McMoRan Copper & Gold, Inc. (“Freeport”)	119.09	2.38%
Common stock of First Solar, Inc. (“First Solar”)	271.43	2.38%
Common stock of Gilead Sciences, Inc. (“Gilead”)	53.69	2.38%
Common stock of Lincoln National Corporation (“Lincoln”)	54.75	2.38%
Common stock of MasterCard Incorporated (“MasterCard”)	275.90	2.38%
Common stock of Merrill Lynch & Co., Inc. (“Merrill”)	44.50	2.38%
Common stock of QUALCOMM Incorporated (“Qualcomm”)	45.87	2.38%
Common stock of T. Rowe Price Group, Inc. (“T. Rowe Price”)	58.79	2.38%
Shares of the iShares® MSCI Emerging Markets Index Fund (the “Emerging Markets Shares”)	151.33	33.33%
Gold	927.50	11.11%
Silver	1,810.00	11.11%
Platinum	2,182.00	11.11%

Basket Stocks	The common stock of each of Apple, Costco, CSX, Deere, Disney, EOG, Freeport, First Solar, Gilead, Lincoln, Merrill, Qualcomm and T. Rowe Price, and the Class A common stock of MasterCard.
Basket Commodities	Gold, Silver and Platinum
Payment at Maturity
At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $10 stated principal amount of each PLUS an amount in cash equal to (i) if the Basket Percent Increase is positive, $10 plus the Leveraged Upside Payment, (ii) if the Basket Performance Factor is less than or equal to 100%, $10 times the Basket Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each PLUS, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry

Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus.
Leveraged Upside Payment	$10 times the Basket Percent Increase times the Leverage Factor, subject to the Maximum Payment at Maturity.
Leverage Factor	133%.
Maximum Payment at Maturity	$13.00 per PLUS (130% of the Stated Principal Amount).
Basket Percent Increase
The Basket Percent Increase will equal the sum of the products of (x) the Final Price for each Basket Component minus the respective Initial Price for such Basket Component divided by the Initial Price of such Basket Component times (y) the Basket Component Weighting for such Basket Component.  Each such product may be expressed by the following formula:

In certain circumstances, the Basket Performance Factor will be based on an alternate calculations of the Final Prices for the Basket Components, as described under “—Discontinuance of the Emerging Markets Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” and “—Antidilution Adjustments.”

Basket Performance Factor
The Basket Performance Factor will equal the sum of the products of (x) the Final Prices for each Basket Component divided by the respective Initial Price for such Basket Component times (y) the respective Basket Component Weighting for such Basket Component, as expressed by the following formula:

In certain circumstances, the Basket Performance Factor will be based on an alternate calculations of the Final Prices for the Basket Components, as described under “—Discontinuance of the Emerging Markets Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” and “—Antidilution Adjustments.”

Initial Price	The initial price for each Basket Component equals:

(i) in the case of each of the Basket Stocks, the Closing Price of one share of such Basket Stock on the Pricing Date,

(ii) in the case of the Emerging Markets Shares, the Closing Price of one share of the Emerging Markets Shares on the Pricing Date,

(iii) in the case of Gold, the afternoon fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market, on the Trading Day immediately following the Pricing Date,

(iv) in the case of Silver, the fixing price per troy ounce of Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market on the Trading Day immediately following the Pricing Date, and

(v) in the case of Platinum, the afternoon fixing price per troy ounce gross of Platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. Dollars, as calculated by the LPPM on the Trading Day immediately following the Pricing Date.

See “—Basket—Initial Price” above.

If any Initial Price for any Basket Commodity as finally made available by the respective Relevant Exchange differs from any Initial Price specified in the final pricing supplement, we will include the definitive Initial price in an amended pricing supplement.

Final Price	The Final Price for each Basket Component shall be:

(i) in the case of each of the Basket Stocks, the Closing Price of one share of such Basket Stock on the Valuation Date times the Adjustment Factor on such date for such Basket Stock,

(ii) in the case of the Emerging Markets Shares, the Closing Price of one share of the Emerging Markets Shares on the Valuation Date times the Adjustment Factor on such date for the Emerging Markets Shares,

(iii) in the case of Gold, the afternoon fixing price per troy ounce of Gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market, on the Valuation Date,

(iv) in the case of Silver, the fixing price per troy ounce of Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market on the Valuation Date, and

(v) in the case of Platinum, the afternoon fixing price per troy ounce gross of Platinum for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. Dollars, as calculated by the LPPM on the Valuation Date.

Closing Price
Subject to the provisions set out under “—Discontinuance of the Emerging Markets Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” and “—Antidilution Adjustments,” below, as applicable, the Closing Price for each of the Basket Stocks and the Emerging Markets Shares, separately, on any Trading Day means:

(i)    if such shares are listed or admitted to trading on a national securities exchange (other than the NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such shares (or any such other security) are listed or admitted to trading,

(ii) if such shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)   if such shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of any of the Basket Stocks or the Emerging Markets Shares, separately, are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one such share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the Emerging Markets Shares and/or MSCI Emerging Markets Index; Alteration of Method of Calculation” and “—Antidilution Adjustments” below.

Adjustment Factor	For each of the Basket Stocks and the Emerging Markets Shares, 1.0, subject to adjustment in the event of certain events affecting each of such shares. See “—Antidilution Adjustments” below.

Relevant Exchange	Relevant Exchange means:

(a) with respect to Gold and Silver, the LBMA;

(b) with respect to Platinum, the LPPM; and

(c) with respect to the Emerging Markets Shares, the primary exchange(s) or market(s) of trading for the Emerging Markets Shares; and

(d) with respect to each of the securities comprising the MSCI Emerging Markets Index, the respective primary exchange(s) or market(s) of trading for such security.

Valuation Date	With respect to each Basket Component separately, the Valuation date will be September 24, 2009; provided that:

(i)    with respect to each of the Basket Stocks separately, if the Valuation Date is not a Trading Day with respect to a Basket Stock or if a Market Disruption Event occurs with respect to such Basket Stock on the Valuation Date (a “Stock Component Disrupted Date”), then the Final Price for such Basket Stock will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such Basket Stock; provided further that the Final Price for any Basket Stock will be determined no later than three Trading Days from the scheduled Valuation Date as a result of a Stock Component Disrupted Date,

(ii)   with respect to the Emerging Markets Shares, if the Valuation Date is not a Trading Day with respect to the Emerging Markets Shares or if a Market Disruption Event with respect to the Emerging Markets Shares or the MSCI Emerging Markets Index or securities representing 20% of the value of the MSCI Emerging Markets Index occurs on the Valuation Date (an “Emerging Markets Share Component Disrupted Date”), the Final Price for the Emerging Markets Shares will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to the Emerging Markets Shares or the MSCI Emerging Markets Index or 20% of the securities comprising the MSCI Emerging Markets Index; provided further that the Final Price for the Emerging Market Shares will be determined no later than three Trading Days from the scheduled Valuation Date as a result of an Emerging Markets Share Component Disrupted Date, and

(iii)   with respect to any Basket Commodity, if the Valuation Date is not a Trading Day with respect to a Basket Commodity or if a Market Disruption Event with respect to such Basket Commodity occurs on the Valuation Date (a “Commodity Component Disrupted Date”), the Final Price in respect of such Basket Commodity will be determined on the next Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity, provided further that the Final Price for any Basket Commodity will be determined no later than three Trading Days from the scheduled Valuation Date as a result of a Commodity Component Disrupted Date.

If the Final Price with respect to any Basket Stock has not been determined by the third Trading Day following the scheduled

Valuation Date as a result of Stock Component Disrupted Dates, the Calculation Agent will determine the respective Final Price as the mean, as determined by the Calculation Agent, of the bid prices for such shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

If the Final Price with respect to the Emerging Markets Shares has not been determined by the third Trading Day following the scheduled Valuation Date as a result of Emerging Markets Share Component Disrupted Dates, the Calculation Agent will determine the Final Price of the Emerging Markets Shares on such day, as the mean, as determined by the Calculation Agent, of the bid prices for Emerging Markets Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

If the Final Price with respect to any Basket Commodity has not been determined by the third Trading Day following the scheduled Valuation Date as a result of Commodity Component Disrupted Dates, the Calculation Agent will determine the Final Price for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price taking into account, if necessary, any Material Change in Formula or Material Change in Content.  If such quotations are provided as requested, the Final Prices for such Basket Commodity shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Final Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day	Trading Day means:

(a)   with respect to each of the Basket Stocks and the Emerging Markets Shares separately, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States; and

(b)   with respect to each of the Basket Commodities separately, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for such Basket Commodity.

Market Disruption Event	Market Disruption Event means:

(a) with respect to each of the Basket Stocks separately:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the PLUS.

(b) with respect to the Emerging Markets Shares:

(i)    the occurrence or existence of a suspension, absence or material limitation of trading of the Emerging Markets Shares on the Relevant Exchange for the Emerging Markets Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the Emerging Markets Shares as a result of which the reported trading prices for the Emerging Markets Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Emerging Markets Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)   the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the MSCI Emerging Markets Index on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or

(iii)  the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the MSCI Emerging Markets Index or the Emerging Markets Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)  a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

(c) with respect to each Basket Commodity separately:

(i) any of Price Source Disruption, Trading Disruption, Disappearance of Reference Price, Material Change in Formula, Material Change in Content and Tax Disruption.

For the purpose of determining whether a Market Disruption Event exists with respect to the Emerging Markets Shares at any time, if trading in a security included in the MSCI Emerging Markets Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSCI Emerging Markets Index shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to the Emerging Markets Shares has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Emerging Markets Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the MSCI Emerging Markets Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI Emerging Markets Index, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSCI Emerging Markets Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price Source Disruption
With respect to each Basket Commodity separately, Price Source Disruption means either (i) the failure of the Relevant Exchange to announce or publish a price for such Basket Commodity or (ii) the temporary or permanent discontinuance or unavailability of the price for such Basket Commodity.

Trading Disruption	With respect to each Basket Commodity separately, Trading Disruption means the material suspension of, or material limitation imposed on, trading in such Basket Commodity on the Relevant Exchange.

Disappearance of Commodity
Reference Price
With respect to each Basket Commodity separately, Disappearance of Commodity Reference Source means either (i) the permanent discontinuation of trading in such Basket Commodity on the Relevant Exchange or (ii) the disappearance of, or of trading in, such Basket Commodity.

Material Change in Formula
With respect to each Basket Commodity separately, Material Change in Formula means the occurrence since the Pricing Date of a material change in the formula for or the method of calculating the price of such Basket Commodity.

Material Change in Content
With respect to each Basket Commodity separately, Material Change in Content means the occurrence since the Pricing Date of a material change in the content, composition or constitution of the price for such Basket Commodity.

Tax Disruption
With respect to each Basket Commodity separately, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Basket Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Final Price of such Basket Commodity on the Valuation Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the PLUS.  Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” and “Form of

PLUS—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent has made or must make in determining the Initial prices, the Final prices, the Basket Performance Factor, the Basket Percent Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event,” “—Antidilution Adjustments,” and “—Valuation Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments
With respect to the Emerging Markets Shares, if the Emerging Markets Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for the Emerging Markets Shares will be adjusted to equal the product of the prior respective Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the Emerging Markets Shares.

No adjustment to the Adjustment Factor for the Emerging Markets Shares pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

With respect to each of the Basket Stocks separately,

1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Adjustment Factor for such Basket Stock will be adjusted so that the new Adjustment Factor for such Basket Stock will equal the prior Adjustment Factor for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Adjustment Factor for such Basket Stock.

3. If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PLUS, then the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to the Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to the Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the Basket Stock by an amount equal to at least 10% of the Closing Price of the Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in the Basket Stock on the primary U.S. organized securities exchange or trading system on which the Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”).  Subject to the following sentence, if an Extraordinary Dividend occurs with respect to the Basket Stock, the Adjustment Factor with respect to the Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor, the amount payable upon exchange at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.  The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error.  A distribution on the Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable

5. Any of the following shall constitute a Reorganization Event:  (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Stock or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff

Stock”) or (vi) the issuer of a Basket Stock or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Stock.  If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Adjustment Factor for such Basket Stock and/or any for any New Stock or Reference Basket Stock (each as defined below) on the Valuation Date following the effective date for such Reorganization Event (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a) if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Adjustment Factor in effect on the Valuation Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Adjustment Factor”), as adjusted to the Valuation Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Stock is less than 25% of the Closing Price of the Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of the Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event , based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Stock or any

New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event.  The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then comprise, in the case of Apple, Costco, First Solar, Gilead, Qualcomm and T. Rowe Price, the NASDAQ-100 Index or, with respect to CSX, Deere, Disney, EOG, Freeport, Lincoln, MasterCard and Merrill, the S&P 500 Index (or, if publication of the NASDAQ-100 Index or the S&P 500 Index, as applicable, is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the issuer of such Basket Stock; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the PLUS with respect to such stock (a “Hedging Restriction”); provided further that, if three Reference Basket Stocks cannot be identified from the S&P 500 Index or the NASDAQ-100 Index, as applicable, by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code as the issuer of such Basket Stock.  Each Reference Basket Stock will be assigned a Reference Basket Stock Adjustment Factor equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Final Price for such Basket Stock on the Valuation Date determined by the Calculation Agent will be an amount equal to:

(x) if applicable, the Closing Price of the Basket Stock times the Adjustment Factor then in effect for such Basket Stock; and

(y) if applicable, for a New Stock, the Closing Price of such New Stock times the New Stock Adjustment Factor then in effect for such New Stock; and

(z) if applicable, the sum of, for each Reference Basket Stock, the Closing Price of such Reference Basket Stock times the Reference Basket Stock Adjustment Factor then in effect for such Reference Basket Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to “Basket Stock” shall be deemed to refer to, applicable, any New Stock or Reference Basket Stock and references to a “share” or “shares” of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires.  The New Stock Adjustment Factor(s) or Reference Basket Stock Adjustment Factors resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five Business Days after the date of the Reference Basket Event.

If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such

Basket Stock will equal zero for so long as no Closing Price is available. There will be no substitution for any such Basket Stock.

No adjustment to any Adjustment Factor for any Basket Stock (including for this purpose, any New Stock Adjustment Factor or Reference Basket Stock Adjustment Factor) will be required unless such adjustment would require a change of at least .1% in the Adjustment Factor of such Basket Stock then in effect.  The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward.  Adjustments to the Adjustment Factors will be made up to and including the Valuation Date.

No adjustments to the Adjustment Factor for any Basket Stock or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to any Adjustment Factor for a Basket Stock, any New Stock Adjustment Factor or Reference Basket Stock Adjustment Factor or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Adjustment Factor, or to the method of calculating the Basket Value on any Basket Valuation Date made pursuant to paragraph 5 above, upon written request by any investor in the PLUS.

Discontinuance of the Emerging
Markets Shares and/or MSCI Emerging
Markets Index; Alteration of Method
of Calculation
If the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Emerging Markets Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the MSCI Emerging Markets Index (or any relevant MSCI Successor Index, as described below) on such Trading Date, (taking into account any material changes in the method of calculating the MSCI Emerging Markets Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of the Emerging Markets Shares and the denominator of which is the closing value of the MSCI Emerging Markets Index (or any relevant MSCI Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price was available.

If MSCI discontinues publication of the MSCI Emerging Markets Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI Emerging Markets Index (such index being referred to herein as an “MSCI Successor Index”), then the Final Price for the Emerging Markets Shares on any Trading Day, following a Liquidation Event will be determined by reference to the published value of such MSCI Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of an MSCI Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the PLUS, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the MSCI Emerging Markets Index following any Liquidation Event and prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no MSCI Successor Index is available at such time, then the Calculation Agent will determine the Final Price for the Emerging Markets Shares for such date.  Such Final Price will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI Emerging Markets Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the MSCI Emerging Markets Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index may adversely affect the value of the PLUS.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the prices of each of the Basket Components on the date of acceleration were the Final Prices of each of the respective Basket Components.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the

Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Basket Components	Basket Stocks

All the issuers of Basket Stocks are registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is http://www.sec.gov.  Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth below.  In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Apple Inc. designs, manufactures and markets personal computers, portable digital music players and mobile communication devices and sells a variety of related software, services, peripherals and networking solutions.  Its Commission file number is 000-10030.

Costco Wholesale Corporation operates membership warehouses selling a range of merchandise. Its Commission file number is 000-20355

CSX Corporation is a transportation company providing rail-based transportation services including traditional rail service and the transport of intermodal containers and trailers.  Its Commission file number is 001-08022

Deere & Company is engaged in the production of agricultural, commercial, consumer, construction and forestry equipment, as well as the financing of sales and leases of the equipment it produces.  Its Commission file number is 001-04121.

The Walt Disney Company is an entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment, and Consumer Products.  Its Commission file number is 001-11605.

EOG Resources, Inc. explores for, develops, produces and markets natural gas and crude oil. Its Commission file number is 001-09743.
Freeport-McMoRan Copper & Gold, Inc. is a copper, gold and molybdenum mining company. Its Commission file number is 001-11307-01.
First Solar, Inc. designs and manufactures solar modules. Its Commission file number is 001-33156.
Gilead Sciences, Inc. is a biopharmaceutical company that discovers, develops and commercializes therapeutics. Its Commission file number is 000-19731.

Lincoln National Corporation is a holding company, which operates multiple insurance and investment management businesses through subsidiary companies. Through its business segments, it sells wealth protection, accumulation and retirement income products and solutions.  Its Commission file number is 001-06028.

MasterCard Incorporated is a payment solutions company providing services in credit, debit and related payment programs. Its Commission file number is 001-32877.
Merrill Lynch & Co., Inc. is a capital markets, advisory and wealth management company. Its Commission file number is 001-07182.

QUALCOMM Incorporated is a developer and supplier of integrated circuits and system software, based on code division multiple access (CDMA) technology, for wireless voice and data communications, multimedia functions and global positioning system products.  Its Commission file number is 000-19528.

T. Rowe Price Group, Inc. is a financial services holding company. Its Commission file number is 033-07012-99.

This pricing supplement relates only to the PLUS offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraphs.  In connection with the offering of the PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the PLUS.  Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading prices of the Basket Stocks (and therefore the prices of the Basket Stocks at the time we priced the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Emerging Markets Shares

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index®.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the PLUS offered hereby and does not relate to the Emerging Markets Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Emerging Markets Shares (and therefore the price of the Emerging Markets Shares at the time we priced the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Emerging Markets Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Emerging Markets Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Emerging Markets Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). The PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

Index Calculation.  The performance of the MSCI Emerging Markets Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indexes for the selected countries (the “Component Country Indices”).  As of April 2007, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.  See “—Maintenance of the MSCI Emerging Markets Index and the Component Country Indices” below.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market.  In general, all prices are taken from the main stock exchange in each market.  Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours.  It is also calculated on an end of day basis.  The MSCI Emerging Markets Index has a base date of December 31, 1987.

Maintenance of the MSCI Emerging Markets Index and the Component Country Indices.  In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.  Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

MSCI may add additional Component Country Indices to the MSCI Emerging Markets Index or subtract one or more of its current Component Country Indices prior to the expiration of the PLUS.

Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets.  In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI Emerging Markets Index.

MSCI classifies index maintenance in three broad categories.  The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur.  The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events.  The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.  They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis.  These changes are reflected in the indices at the time of the event.  All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets.  This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance.  These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “Foreign Inclusion Factors,” which reflect the free float for foreign investors, and in number of shares.

Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the Foreign Inclusion Factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to Foreign Inclusion Factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the Foreign Inclusion Factor as a result of other events of similar nature.

Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks.

The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November.  The results of the quarterly index reviews are announced at least two weeks prior to their implementation.  Any country may be impacted at the quarterly index review.

The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews.  During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above.  The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.  Index maintenance of the Component Country Indices is reflected in the MSCI Emerging Markets Index.

Selection of Component Securities and Calculating and Adjusting for Free Float. The selection of the Component Securities for each Component Country Index is based on the following guidelines:
(i) Define the universe of listed securities within each country;
(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;
(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and
(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors.  In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a Foreign Inclusion Factor for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits.  MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s Foreign Inclusion Factor.  Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are designed by, and, ultimately, subject to adjustment by, MSCI.
Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI designed the MSCI Emerging Markets Index and the guidelines and policies governing its composition and calculation.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE PLUS, INCLUDING WITH

RESPECT TO CERTAIN DETERMINATIONS MADE IN DETERMINING THE MSCI EMERGING MARKETS INDEX.  THE POLICIES FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT STOCKS COMPOSING THE MSCI EMERGING MARKETS INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT STOCKS ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX.  FURTHERMORE, THE POLICIES FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX COULD ALSO AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EMERGING MARKETS INDEX AND THAT, CONSEQUENTLY IN THE EVENT OF A LIQUIDATION EVENT OF THE EMERGING MARKETS SHARES, MS & CO., AS CALCULATION AGENT FOR THE PLUS, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS COULD ADVERSELY AFFECT THE VALUE OF THE PLUS.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the PLUS to restrict the use of information relating to the calculation of the MSCI Emerging Markets Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Emerging Markets Index.

The information contained in this pricing supplement regarding the MSCI Emerging Markets Index reflects the policies of, and is subject to change by, MSCI.  MSCI has no obligation to continue to calculate or publish, and may discontinue calculation or publication of, the MSCI Emerging Markets Index.

Historical Graph
The following graph sets forth the historical performance of the Basket.  The graph covers the period from November 11, 2006 (the date trading in shares of MasterCard commenced) through May 22, 2008 and illustrates the effect of the offset and/or correlation among the Basket Components during such period.  The graph does not attempt to show your expected return on an investment in the PLUS.  The historical performance of the Basket and the Basket Components should not be taken as an indication of their future performance.

Historical Basket Performance November 11, 2006 through May 22, 2008

Historical Information
The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Components for each calendar quarter from January 1, 2003 to May 22, 2008 (except in the cases of the emerging markets shares, which commenced trading on April 11, 2003, MasterCard, which commenced trading on May 24, 2006 and First Solar, which commenced trading on November 11, 2006 and the Basket Commodity for which high, low and end quarter closing prices are provided through May 23, 2008).  The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period.  The closing values on May 22, 2008 were, for Apple, $177.05, for Costco, $70.76, for CSX, $67.55, for Deere, $80.95, for Disney, $33.61, for EOG, $136.70, for Freeport, $119.09, for First Solar, $271.43, for Gilead, $53.69, for Lincoln $54.75, for MasterCard, $275.90, for Merrill, $44.50, for Qualcomm, $45.87, for T. Rowe Price, $58.79, for the Emerging Markets Shares, $151.33, and on May 23, 2008 were, for Gold, $927.50, for Silver, 1,810¢ and for Platinum, $2,182.00.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the Basket Components should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Percentage Increase at maturity will be greater than zero so that you will receive a payment in excess of the stated principal amount of the PLUS.  Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of any of your principal.

If the Basket Performance Factor at maturity is less than 100%, you will lose money on your investment.

Apple, Inc. Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	7.64	6.90	7.07
Second Quarter	9.65	6.56	9.53
Third Quarter	11.55	9.55	10.36
Fourth Quarter	12.41	9.85	10.69
2004
First Quarter	13.96	10.64	13.52
Second Quarter	16.85	12.89	16.27
Third Quarter	19.38	14.57	19.38
Fourth Quarter	34.22	19.15	32.20
2005
First Quarter	45.07	31.65	41.67
Second Quarter	43.74	34.13	36.81
Third Quarter	53.84	36.50	53.61
Fourth Quarter	74.98	49.25	71.89
2006
First Quarter	85.59	58.71	62.72
Second Quarter	71.89	56.02	57.27
Third Quarter	77.61	50.67	76.98
Fourth Quarter	91.81	73.23	84.84
2007
First Quarter	97.10	83.27	92.91
Second Quarter	125.09	90.24	122.04
Third Quarter	154.50	117.05	153.47
Fourth Quarter	199.83	153.76	198.08
2008
First Quarter	194.93	119.15	143.50
Second Quarter (through May 22, 2008)	189.96	147.14	177.05

Apple, Inc. January 1, 2003 through May 22, 2008

Costco Wholesale Corporation Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	31.23	28.08	30.03
Second Quarter	37.43	30.41	36.60
Third Quarter	37.15	28.89	31.15
Fourth Quarter	37.29	31.94	37.18
2004
First Quarter	39.94	36.08	37.61
Second Quarter	42.89	35.54	41.18
Third Quarter	42.42	39.74	41.51
Fourth Quarter	49.74	42.29	48.41
2005
First Quarter	49.14	43.23	44.18
Second Quarter	46.90	40.17	44.73
Third Quarter	46.53	41.36	43.09
Fourth Quarter	50.75	42.84	49.47
2006
First Quarter	56.00	48.72	54.16
Second Quarter	57.16	52.29	57.13
Third Quarter	57.58	46.79	49.68
Fourth Quarter	54.43	48.75	52.87
2007
First Quarter	58.28	52.53	53.84
Second Quarter	58.52	53.14	58.52
Third Quarter	64.95	57.00	61.37
Fourth Quarter	71.83	61.62	69.76
2008
First Quarter	69.86	60.04	64.97
Second Quarter (through May 22, 2008)	74.45	65.32	70.76

Costco Wholesale Corporation January 1, 2003 through May 22, 2008

CSX Corporation Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	15.315	12.955	14.260
Second Quarter	16.375	14.335	15.045
Third Quarter	16.350	14.625	14.625
Fourth Quarter	18.000	14.640	17.970
2004
First Quarter	18.080	14.610	15.145
Second Quarter	16.475	14.715	16.385
Third Quarter	17.050	15.050	16.600
Fourth Quarter	20.160	16.900	20.040
2005
First Quarter	21.660	18.495	20.825
Second Quarter	22.050	19.110	21.330
Third Quarter	23.240	21.395	23.240
Fourth Quarter	25.545	21.605	25.385
2006
First Quarter	29.990	24.605	29.900
Second Quarter	37.095	30.395	35.220
Third Quarter	35.395	29.190	32.830
Fourth Quarter	37.910	32.950	34.430
2007
First Quarter	42.100	33.890	40.050
Second Quarter	47.110	40.480	45.080
Third Quarter	51.260	38.110	42.730
Fourth Quarter	45.960	40.240	43.980
2008
First Quarter	57.430	40.330	56.070
Second Quarter (through May 22, 2008)	68.85	56.31	67.55

CSX Corporation January 1, 2003 through May 22, 2008

Deere & Company Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	23.710	18.980	19.630
Second Quarter	24.015	19.720	22.850
Third Quarter	29.030	22.200	26.655
Fourth Quarter	33.550	27.850	32.525
2004
First Quarter	34.970	30.495	34.655
Second Quarter	37.425	31.450	35.070
Third Quarter	33.930	28.800	32.275
Fourth Quarter	37.210	29.025	37.200
2005
First Quarter	36.470	32.925	33.565
Second Quarter	34.060	29.845	32.745
Third Quarter	36.765	30.200	30.600
Fourth Quarter	35.290	28.580	34.055
2006
First Quarter	39.890	34.000	39.525
Second Quarter	45.670	38.650	41.745
Third Quarter	42.390	34.335	41.955
Fourth Quarter	49.070	41.795	47.535
2007
First Quarter	57.975	45.445	54.320
Second Quarter	62.150	52.240	60.370
Third Quarter	74.210	58.545	74.210
Fourth Quarter	93.120	70.755	93.120
2008
First Quarter	94.690	76.400	80.440
Second Quarter (through May 22, 2008)	93.350	79.820	80.950

Deere & Company January 1, 2003 through May 22, 2008

The Walt Disney Company Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	18.491	14.820	16.794
Second Quarter	20.997	16.873	19.487
Third Quarter	22.260	19.547	19.902
Fourth Quarter	23.168	20.553	23.020
2004
First Quarter	27.628	22.882	24.658
Second Quarter	26.237	21.806	25.151
Third Quarter	24.944	20.612	22.250
Fourth Quarter	27.618	22.773	27.430
2005
First Quarter	29.483	26.809	28.348
Second Quarter	28.318	24.845	24.845
Third Quarter	26.029	22.911	23.809
Fourth Quarter	25.714	22.655	23.651
2006
First Quarter	28.368	23.671	27.519
Second Quarter	30.331	26.641	29.601
Third Quarter	30.657	28.092	30.499
Fourth Quarter	34.387	30.124	33.814
2007
First Quarter	35.373	32.660	33.972
Second Quarter	36.064	33.114	34.140
Third Quarter	35.030	31.710	34.390
Fourth Quarter	35.470	31.240	32.280
2008
First Quarter	33.100	28.120	31.380
Second Quarter (through May 22, 2008)	34.990	29.930	33.610

The Walt Disney Company January 1, 2003 through May 22, 2008

EOG Resources, Inc. Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	21.15	18.00	19.78
Second Quarter	22.61	18.36	20.92
Third Quarter	21.24	18.89	20.87
Fourth Quarter	23.61	20.59	23.09
2004
First Quarter	23.48	21.45	22.95
Second Quarter	30.55	22.80	29.86
Third Quarter	32.93	27.70	32.93
Fourth Quarter	37.92	32.21	35.68
2005
First Quarter	48.74	32.48	48.74
Second Quarter	57.33	43.62	56.80
Third Quarter	75.94	58.13	74.90
Fourth Quarter	80.84	61.07	73.37
2006
First Quarter	84.81	65.25	72.00
Second Quarter	78.60	57.36	69.34
Third Quarter	74.15	58.72	65.05
Fourth Quarter	72.06	62.10	62.45
2007
First Quarter	72.48	59.96	71.34
Second Quarter	80.49	72.45	73.06
Third Quarter	76.20	65.70	72.33
Fourth Quarter	91.02	73.27	89.25
2008
First Quarter	126.96	82.66	120.00
Second Quarter (through May 22, 2008)	143.41	120.87	136.70

EOG Resources, Inc. January 1, 2003 through May 22, 2008

Freeport-McMoRan Copper & Gold, Inc. Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	18.97	16.01	17.05
Second Quarter	25.50	17.04	24.50
Third Quarter	34.31	23.61	33.10
Fourth Quarter	46.24	33.77	42.13
2004
First Quarter	44.45	35.86	39.09
Second Quarter	39.70	28.40	33.15
Third Quarter	41.95	31.64	40.50
Fourth Quarter	41.99	34.90	38.23
2005
First Quarter	43.73	35.28	39.61
Second Quarter	40.01	32.06	37.44
Third Quarter	48.97	37.93	48.59
Fourth Quarter	55.36	45.02	53.80
2006
First Quarter	64.31	48.35	59.77
Second Quarter	72.09	43.75	55.41
Third Quarter	61.59	50.50	53.26
Fourth Quarter	62.87	49.04	55.73
2007
First Quarter	66.19	50.49	66.19
Second Quarter	84.42	66.73	82.82
Third Quarter	108.67	73.07	104.89
Fourth Quarter	117.86	89.28	102.44
2008
First Quarter	106.57	77.30	96.22
Second Quarter (through May 22, 2008)	125.86	97.63	119.09

Freeport-McMoRan Copper & Gold, Inc. January 1, 2003 through May 22, 2008

First Solar, Inc. Historical High, Low and Period End Closing Prices November 11, 2006 through May 22, 2008
	High	Low	Period End
2006
Fourth Quarter (beginning November 11, 2006)	29.86	20.00	29.84
2007
First Quarter	58.25	27.71	52.01
Second Quarter	90.13	55.56	89.29
Third Quarter	120.28	81.87	117.74
Fourth Quarter	280.91	126.96	267.14
2008
First Quarter	267.70	164.75	231.14
Second Quarter (through May 22, 2008)	311.14	237.53	271.43

First Solar, Inc. November 11, 2006 through May 22, 2008

Gilead Sciences, Inc. Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	10.750	8.075	10.498
Second Quarter	14.098	10.335	13.888
Third Quarter	17.498	13.750	14.010
Fourth Quarter	15.350	13.000	14.570
2004
First Quarter	16.438	12.940	13.863
Second Quarter	16.750	13.683	16.750
Third Quarter	18.690	14.078	18.690
Fourth Quarter	19.520	16.470	17.495
2005
First Quarter	17.980	15.520	17.900
Second Quarter	22.745	17.600	21.995
Third Quarter	24.380	20.495	24.380
Fourth Quarter	27.815	22.605	26.285
2006
First Quarter	31.870	27.350	31.110
Second Quarter	32.580	26.875	29.580
Third Quarter	34.385	29.495	34.385
Fourth Quarter	34.875	31.015	32.465
2007
First Quarter	38.325	31.365	38.325
Second Quarter	42.110	38.255	38.800
Third Quarter	41.120	35.670	40.870
Fourth Quarter	47.740	41.210	46.010
2008
First Quarter	51.530	42.920	51.530
Second Quarter (through May 22, 2008)	54.480	49.960	53.690

Gilead Sciences, Inc. January 1, 2003 through May 22, 2008

Lincoln National Corporation Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	35.12	25.17	28.00
Second Quarter	37.15	28.57	35.63
Third Quarter	38.46	34.98	35.38
Fourth Quarter	41.32	36.20	40.37
2004
First Quarter	48.72	40.17	47.32
Second Quarter	49.95	43.49	47.25
Third Quarter	47.41	42.22	47.00
Fourth Quarter	48.43	41.71	46.68
2005
First Quarter	49.30	44.58	45.14
Second Quarter	47.51	41.95	46.92
Third Quarter	52.25	46.62	52.02
Fourth Quarter	53.89	47.28	53.03
2006
First Quarter	57.83	52.20	54.59
Second Quarter	59.06	54.90	56.44
Third Quarter	63.13	54.46	62.08
Fourth Quarter	66.46	61.96	66.40
2007
First Quarter	70.86	64.85	67.79
Second Quarter	74.46	67.29	70.95
Third Quarter	71.95	56.57	65.97
Fourth Quarter	69.20	56.16	58.22
2008
First Quarter	56.35	46.59	52.00
Second Quarter (through May 22, 2008)	56.33	50.03	54.75

Lincoln National Corporation January 1, 2003 through May 22, 2008

MasterCard Incorporated Historical High, Low and Period End Closing Prices May 24, 2006 through May 22, 2008
	High	Low	Period End
2006
Second Quarter (beginning May 24, 2006)	49.15	39.00	48.00
Third Quarter	70.35	43.90	70.35
Fourth Quarter	105.48	69.50	98.49
2007
First Quarter	114.74	96.41	106.24
Second Quarter	168.43	106.96	165.87
Third Quarter	169.71	129.04	147.97
Fourth Quarter	223.20	146.59	215.20
2008
First Quarter	224.98	174.62	222.99
Second Quarter (through May 22, 2008)	296.02	223.75	275.90

MasterCard Incorporated May 24, 2006 through May 22, 2008

Merrill Lynch & Co., Inc. Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	43.00	31.57	35.40
Second Quarter	48.90	36.30	46.68
Third Quarter	57.39	48.20	53.53
Fourth Quarter	59.86	54.60	58.65
2004
First Quarter	64.25	57.26	59.56
Second Quarter	60.28	52.58	53.98
Third Quarter	53.13	47.53	49.72
Fourth Quarter	61.03	50.61	59.77
2005
First Quarter	61.55	56.33	56.60
Second Quarter	56.96	52.48	55.01
Third Quarter	61.35	55.05	61.35
Fourth Quarter	69.02	59.65	67.73
2006
First Quarter	78.82	67.95	78.76
Second Quarter	80.33	65.41	69.56
Third Quarter	79.09	67.49	78.22
Fourth Quarter	93.56	78.44	93.10
2007
First Quarter	97.53	79.22	81.67
Second Quarter	94.17	82.78	83.58
Third Quarter	87.39	68.94	71.28
Fourth Quarter	76.67	51.23	53.68
2008
First Quarter	58.40	39.93	40.74
Second Quarter (through May 22, 2008)	52.71	42.88	44.50

Merrill Lynch & Co., Inc. January 1, 2003 through May 22, 2008

QUALCOMM Incorporated Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	19.66	16.74	18.00
Second Quarter	18.46	15.12	17.97
Third Quarter	22.87	17.50	20.84
Fourth Quarter	27.41	21.18	26.97
2004
First Quarter	33.15	26.81	33.15
Second Quarter	36.49	31.23	36.49
Third Quarter	40.90	33.78	39.04
Fourth Quarter	44.55	38.07	42.40
2005
First Quarter	43.24	34.13	36.63
Second Quarter	38.25	32.52	33.01
Third Quarter	44.99	33.40	44.75
Fourth Quarter	46.23	39.49	43.08
2006
First Quarter	50.85	44.00	50.61
Second Quarter	52.74	38.69	40.07
Third Quarter	39.46	33.31	36.35
Fourth Quarter	39.84	34.66	37.79
2007
First Quarter	43.73	37.15	42.66
Second Quarter	46.38	41.02	43.39
Third Quarter	45.35	36.09	42.26
Fourth Quarter	43.36	37.29	39.35
2008
First Quarter	43.79	35.99	41.00
Second Quarter (through May 22, 2008)	47.35	41.19	45.87

QUALCOMM Incorporated January 1, 2003 through May 22, 2008

T. Rowe Price Group, Inc. Historical High, Low and Period End Closing Prices January 1, 2003 through May 22, 2008
	High	Low	Period End
2003
First Quarter	15.13	12.15	13.56
Second Quarter	19.40	13.64	18.89
Third Quarter	22.38	19.23	20.64
Fourth Quarter	23.71	19.75	23.71
2004
First Quarter	27.89	24.20	26.92
Second Quarter	27.45	23.18	25.20
Third Quarter	26.19	22.34	25.47
Fourth Quarter	31.57	24.77	31.10
2005
First Quarter	31.65	28.95	29.69
Second Quarter	31.37	27.41	31.30
Third Quarter	33.86	31.02	32.65
Fourth Quarter	37.37	30.45	36.02
2006
First Quarter	39.55	36.50	39.11
Second Quarter	43.01	36.08	37.81
Third Quarter	47.85	35.24	47.85
Fourth Quarter	48.31	42.71	43.77
2007
First Quarter	50.04	44.60	47.19
Second Quarter	53.43	47.24	51.89
Third Quarter	56.86	48.35	55.69
Fourth Quarter	64.70	54.02	60.88
2008
First Quarter	58.94	45.02	50.00
Second Quarter (through May 22, 2008)	63.56	50.42	58.79

T. Rowe Price Group, Inc. January 1, 2003 through May 22, 2008

iShares® MSCI Emerging Markets Index Fund Historical High, Low and Period End Closing Prices April 11, 2003 through May 22, 2008
	High	Low	Period End
2003
Second Quarter (beginning April 11, 2003)	40.867	33.233	39.967
Third Quarter	47.660	40.400	45.310
Fourth Quarter	54.643	46.500	54.643
2004
First Quarter	59.507	55.150	58.500
Second Quarter	60.613	47.653	53.877
Third Quarter	57.500	50.890	57.500
Fourth Quarter	67.283	56.700	67.283
2005
First Quarter	73.950	63.633	67.600
Second Quarter	73.110	65.100	71.600
Third Quarter	85.020	71.830	84.880
Fourth Quarter	89.500	75.150	88.250
2006
First Quarter	100.780	91.550	99.000
Second Quarter	111.100	81.950	93.900
Third Quarter	99.300	87.600	96.770
Fourth Quarter	114.600	95.300	114.170
2007
First Quarter	118.630	105.290	116.500
Second Quarter	133.200	117.450	131.650
Third Quarter	150.400	118.500	149.450
Fourth Quarter	167.190	141.530	150.300
2008
First Quarter	151.100	126.467	134.380
Second Quarter (through May 22, 2008)	155.130	139.010	151.330

iShares® MSCI Emerging Markets Index Fund April 11, 2003 through May 22, 2008

Gold Historical High, Low and Period End Closing Prices January 1, 2003 through May 23, 2008
	High	Low	Period End
2003
First Quarter	382.10	329.45	334.85
Second Quarter	371.40	319.90	346.00
Third Quarter	390.70	342.50	388.00
Fourth Quarter	416.25	370.25	416.25
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter (through May 23, 2008)	946.00	853.00	922.75

Gold January 1, 2003 through May 23, 2008

Silver Historical High, Low and Period End Closing Prices January 1, 2003 through May 23, 2008
	High	Low	Period End
2003
First Quarter	492.75	437.75	446.00
Second Quarter	486.50	437.00	450.50
Third Quarter	531.75	455.50	511.50
Fourth Quarter	596.50	481.50	596.50
2004
First Quarter	782.50	597.50	782.50
Second Quarter	829.00	549.50	591.00
Third Quarter	682.00	587.50	666.50
Fourth Quarter	804.00	668.50	681.50
2005
First Quarter	757.00	639.00	718.75
Second Quarter	753.00	685.00	710.00
Third Quarter	753.00	674.00	753.00
Fourth Quarter	922.50	734.50	883.00
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,493.00	1,799.00
Second Quarter (through May 23, 2008)	1,856.00	1,619.00	1,810.00

Silver January 1, 2003 through May 23, 2008

Platinum Historical High, Low and Period End Closing Prices January 1, 2003 through May 23, 2008
	High	Low	Period End
2003
First Quarter	704.00	603.00	642.00
Second Quarter	685.00	603.00	667.00
Third Quarter	714.00	665.00	710.00
Fourth Quarter	840.00	710.00	813.00
2004
First Quarter	917.00	815.50	903.00
Second Quarter	936.00	767.00	793.00
Third Quarter	885.00	776.00	854.00
Fourth Quarter	884.00	821.50	859.00
2005
First Quarter	883.00	844.00	864.00
Second Quarter	897.00	853.00	884.00
Third Quarter	930.00	860.00	929.00
Fourth Quarter	1,012.00	914.00	965.00
2006
First Quarter	1,084.00	982.00	1,076.00
Second Quarter	1,331.00	1,070.00	1,226.00
Third Quarter	1,268.00	1,127.00	1,140.00
Fourth Quarter	1,355.00	1,053.00	1,118.00
2007
First Quarter	1,248.00	1,118.00	1,244.00
Second Quarter	1,329.00	1,235.00	1,273.00
Third Quarter	1,377.00	1,240.00	1,377.00
Fourth Quarter	1,544.00	1,353.00	1,530.00
2008
First Quarter	2,273.00	1,531.00	2,040.00
Second Quarter (through May 23, 2008)	2,182.00	1,878.00	2,182.00

Platinum January 1, 2003 through May 23, 2008

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.  The original issue price of the PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in the basket stocks and options on the basket stocks and on the stocks underlying the MSCI Emerging Markets Index and in swaps and futures contracts on the basket commodities. Such purchase activity could have increased the values of the Basket Components, and, therefore, could have increased the values at which the Basket Components must close on the Valuation Date before you will receive at maturity a payment that exceeds the stated principal amount of the PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the Basket Components and/or the stocks underlying the MSCI Emerging Markets Index or futures or options contracts on the Basket Components or the stocks underlying the MSCI Emerging Markets Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities have not affected or will not affect the value of the Basket Components and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may allow a concession not in excess of $0.125 per PLUS to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.

We expect to deliver the PLUS against payment therefor in New York, New York on May 30, 2008, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the PLUS.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account.  The Agent must close out any naked short position by purchasing the PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or its component stocks, commodities or the Emerging Markets Shares in the open market to stabilize the price of the PLUS.  Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the PLUS.
This discussion applies only to initial investors in the PLUS who:
• purchase the PLUS at their “issue price”; and
• will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• dealers in securities or foreign currencies;
• investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or a constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;

• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• persons subject to the alternative minimum tax;
• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

In addition, we will not attempt to ascertain whether any issuer of any underlying stock (a “Basket Component”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of a Basket Component were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder (as defined below) in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange, or retirement of a PLUS.  Both U.S. and Non-U.S. Holders should refer to information filed with the Securities and Exchange Commission or another governmental authority by issuers of the Basket Components and consult their tax advisers regarding the possible consequences to them if any such issuers are or become PFICs or USRPHCs.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local, or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary, and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

General

Under current law, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including alternative characterizations of the PLUS) and with respect to any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of each PLUS as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the characterization and treatment of the PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange or Settlement of the PLUS.  Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged, or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Potential Application of the Constructive Ownership Rule.  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares MSCI Emerging Markets Index Fund (the “Underlying Shares”)).  Under the “constructive ownership” rule, if an investment in the PLUS is treated as a “constructive ownership transaction” due to the inclusion of the Underlying Shares as a Basket Component, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a PLUS could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper characterization or treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the PLUS.  It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that, is for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition.  Such a holder should consult his or her tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a PLUS.

Tax Treatment upon Sale, Exchange, or Settlement of the PLUS

In general.  Assuming the characterization and treatment of the PLUS as set forth above is respected, and subject to the discussion above concerning the possible applicability of Section 897 of the Code, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the PLUS, possibly with retroactive effect.  Accordingly, if you are a non-U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange, or Settlement of a PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.